Exhibit 99.1

Pulmatrix Announces Second Quarter 2022 Financial Results and Provides Corporate Update

Pulmazole is on track for Phase 2b study start in Q1 2023

PUR3100 Phase 1 study is underway with data anticipated in Q4 2022

Ends Q2 with $42.9 million in cash and cash equivalents

LEXINGTON, Mass., August 8, 2022 — Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious disease using its patented iSPERSE™ technology, today announced second quarter financial results for 2022 and provided a corporate update related to its development programs.

Ted Raad, Chief Executive Officer of Pulmatrix commented, “Our focus this quarter has been on advancing both PUR3100 and Pulmazole towards important data catalysts. We initiated patient dosing for PUR3100, our orally inhaled dihydroergotamine (DHE), in a Phase 1 study with data anticipated in Q4 2022. In addition to safety and tolerability, the study will evaluate the pharmacokinetics of PUR3100 and intravenous dihydroergotamine (DHE). This will allow us to better understand the potential efficacy and tolerability profile of PUR3100.” Mr. Raad continued, “We also commenced study start-up activities for the Pulmazole Phase 2b study and remain on track to initiate patient dosing in Q1 2023. Pulmazole has the potential to be the first approved therapy for treatment of Allergic Bronchopulmonary Aspergillosis (ABPA) in patients with Asthma.”

Second Quarter 2022 and Recent Program Highlights

Pulmazole (PUR1900)

●	Pulmatrix initiated study start-up activities for the Phase 2b efficacy study of Pulmazole, which will include a 16-week dosing regimen and potential registration endpoints that would potentially support a registrational trial.

PUR3100

●	On July 12, 2022, Pulmatrix announced the dosing of the first five subjects in a Phase 1 trial. To date, the trial has enrolled 23 of 24 patients and top-line data is anticipated in Q4 2022.

PUR1800

●	Pulmatrix is analyzing data from the completed Phase 1b clinical study of PUR1800 for future publication and conducting further modeling to inform the Phase 2 study design.

Second Quarter 2022 Financial Results

Revenue was $1.3 million for the second quarter ended June 30, 2022, compared to $2.2 million for the same period in 2021, a decrease of $0.9 million. The decrease in revenue was due to no revenues recorded for this period for the PUR1800 program offset by a $1.0 million increase in revenues recorded this period over same period in 2021 on the Cipla Agreement for Pulmazole (PUR1900).

For the three months ended June 30, 2022, research and development expenses were $4.3 million compared to $4.5 million for the same period in 2021, a decrease of $0.2 million. The decrease was primarily due to decreased spending of $0.9 million in preclinical and clinical costs related to the PUR 1800 program and $0.5 million in preclinical and manufacturing costs related to the PUR 3100 program, partially offset by increased spending of $0.6 million in clinical and manufacturing costs related to the Pulmazole program, $0.5 million in employment costs and $0.1 million in facility costs.

General and administrative expenses were unchanged at $1.6 million for the three months ended June 30, 2022 compared to the same period in 2021.

Total cash and cash equivalents balance as of June 30, 2022 was $42.9 million. Pulmatrix expects its existing cash and cash equivalents as of June 30, 2022 will enable it to fund operating expenses and capital expenditure into Q2 2024.

On February 28, Pulmatrix completed a reverse stock-split at a ratio of 1-for-20 (the “Reverse Split”) which reduced the number of outstanding shares of the Company’s common stock from approximately 65.9 million shares to 3.3 million shares.

PULMATRIX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,905	$53,840
Restricted cash	153	-
Accounts receivable	645	67
Prepaid expenses and other current assets	2,142	871
Total current assets	45,845	54,778
Property and equipment, net	306	321
Operating lease right-of-use asset	1,407	2,093
Long-term restricted cash	1,472	1,625
Other long-term assets	368	-
Total assets	$49,398	$58,817
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	728	839
Accrued expenses	1,610	1,233
Operating lease liability	1,702	1,431
Deferred revenue	1,561	939
Total current liabilities	5,601	4,442
Deferred revenue, net of current portion	5,358	6,069
Operating lease liability, net of current portion	-	857
Total liabilities	10,959	11,368
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized at June 30, 2022 and December 31, 2021; 6,746 shares designated Series A convertible preferred stock; no and 1,830 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	-	1,081
Common stock, $0.0001 par value — 200,000,000 shares authorized at June 30, 2022 and December 31, 2021; 3,387,172 and 3,222,037 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	-	-
Additional paid-in capital	302,647	301,008
Accumulated deficit	(264,208)	(254,640)
Total stockholders’ equity	38,439	47,449
Total liabilities and stockholders’ equity	$49,398	$58,817

PULMATRIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$1,331	$2,254	$2,491	$3,644
Operating expenses
Research and development	4,337	4,541	8,486	8,397
General and administrative	1,553	1,562	3,527	3,181
Total operating expenses	5,890	6,103	12,013	11,578
Loss from operations	(4,559)	(3,849)	(9,522)	(7,934)
Other income (expense)
Interest income	15	2	16	5
Other expense, net	(51)	(5)	(62)	(27)
Total other expense, net	(36)	(3)	(46)	(22)
Net loss	$(4,595)	$(3,852)	$(9,568)	$(7,956)
Net loss per share attributable to common stockholders – basic and diluted	$(1.36)	$(1.37)	$(2.87)	$(3.10)
Weighted average common shares outstanding – basic and diluted	3,372,090	2,812,454	3,334,891	2,565,984

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”), and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,”, “extended”, “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com